Analyst Contact:	Mark Schlei
Sparton Corporation
Email: mschlei@sparton.com
Office: (847) 762-5812

Media Contact:	Mike Osborne
Sparton Corporation
Email: mosborne@sparton.com
Office: (847) 762-5814

Investor Contact:	John Nesbett/Jennifer Belodeau
Institutional Marketing Services
Email: jnesbett@institutionalms.com
Office: (203) 972-9200
FOR IMMEDIATE RELEASE
Sparton Corporation Reports Fiscal 2014 Full Year Revenue Growth of 27% and Adjusted EBITDA Growth of 52% to $33.3 Million
SCHAUMBURG, IL. - September 9, 2014 - Sparton Corporation (NYSE: SPA) today announced results for the fourth quarter of fiscal 2014 ended June 30, 2014. The Company reported fourth quarter sales of $93.4 million, or an increase of 15%, from $81.4 million for the fourth quarter of fiscal 2013. Operating income for the fourth quarter of fiscal 2014 was $4.9 million, which included recognition of $4.2 million of environmental remediation expense. This compares to operating income of $7.4 million in the fourth quarter of fiscal 2013. Net income for the fourth quarter of fiscal 2014 was $3.0 million or $0.29 per share, basic and diluted compared to net income of $5.6 million, or $0.55 per share, basic and diluted, in the same quarter a year ago.
Consolidated Results for the Quarters and Years Ended June 30, 2014 and 2013:

	For the Three Months Ended			For the Years Ended
	June 30, 2014	June 30, 2013	% Chg	June 30, 2014	June 30, 2013	% Chg
Net sales	$93,448	$81,424	15%	$336,139	$264,627	27%
Gross profit	20,856	15,215	37	64,453	45,435	42

EPA related - net environmental remediation	4,238	—	—	4,238	—	—

Operating income	4,932	7,360	(33)	19,889	16,041	24
Adjusted operating income	9,251	7,415	25	24,652	16,662	48

Net income	2,971	5,636	(47)	12,987	13,470	(4)
Adjusted net income	5,698	5,672	0	16,013	11,817	36

Income per share - basic	0.29	0.55	(47)	1.28	1.32	(3)
Adjusted income per share - basic	0.56	0.56	0	1.58	1.16	36

Income per share - diluted	0.29	0.55	(47)	1.28	1.32	(3)
Adjusted income per share - diluted	0.56	0.56	0	1.58	1.16	36

Adjusted EBITDA	11,545	9,412	23	33,317	21,970	52

Cary Wood, President & CEO, commented, “We are very pleased with the final results of fiscal 2014. For the year, we have seen a 27% increase in revenue, 52% adjusted EBITDA improvement as compared to the same prior year period, and adjusted earnings per share growth of 36% to $1.58. Legacy revenue growth for the year of 5% is at the high end of our planned 3-5% organic growth band, which has been consistently conveyed over the last 4 years. We have seen strong growth in our DSS segment as domestic and foreign sonobuoy sales are ahead of last fiscal year’s pace, and in Complex Systems where we have seen increased demand from a number of key customers. The Medical segment’s results have been adversely impacted by one customer's program rebalancing as previously discussed.  The remaining 22% revenue growth was realized through the partial influence of the Onyx acquisition and the full impact of the Creonix, Aydin, Beckwood Services and Aubrey Group acquisitions. The results continue to reflect the successful execution of our strategic growth plan, in particular our new business development process and our approach to complementary acquisitions.”
Fourth Quarter Financial Highlights

•	Quarterly revenue grew 15% to $93 million as compared to the same quarter of the prior year.

•	26 new business programs awarded with potential annualized sales of $13.3 million.

•
Recognition of $4.2 million EPA related - net environmental expense in relation to ongoing environmental remediation the Company has been involved with since the early 1980's. This charge increases an existing liability and is expected to be realized over the next sixteen years.

•	Completed the integration of Aubrey Group, Inc.

•	Redeemed $1.6 million remaining outstanding Industrial Revenue Bonds with the State of Ohio.

•	Quarterly adjusted EBITDA of $11.5 million or an increase of 23% from the prior year quarter.
Additional Fiscal 2014 Highlights

•	Annual revenue growth of 27.0% to $336.1 million as compared to prior year.

◦	Organic growth, net of acquisition impacts, was 5% from the prior year.

•	89 new business programs awarded with potential annualized sales of $38.8 million.

•	Completed the acquisitions of Aydin Displays, Inc., Beckwood Services, Inc. and Aubrey Group, Inc.

•	Annual adjusted EBITDA of $33.3 million or an increase of 52% from the prior year.
Acquisition of Electronic Manufacturing Technology, LLC
On July 9, 2014, the Company completed the acquisition of Electronic Manufacturing Technology, LLC. (“eMT”). The acquired business, which will be part of the Company's CS segment and which is expected to add $25 million (unaudited) in projected annualized revenue, is engaged in the contract services business of manufacturing electromechanical controls and electronic assemblies. eMT's customer profile includes international Fortune 1000 manufacturers of highly reliable industrial excimer laser products, laser eye surgery sub-assemblies, target simulators for space and aviation systems, power modules for computerized tomography (CT) products, test systems for commercial aerospace OEMs, and toll road antennas and control boxes.
Segment Results
Medical Device (“Medical”)
Fourth Quarter Results

Included in the results for the Company’s Medical segment for the three months ended June 30, 2014 are net sales of approximately $1.9 million resulting from the acquisition of Aubrey. Excluding these sales, legacy Medical sales decreased approximately $7.7 million, or 17%, in the three months ended June 30, 2014 as compared with the prior year quarter. This comparative decrease primarily reflects a rebalancing of Fenwal program engagements with the Company that began in the Company's fiscal 2014 third quarter. The rebalancing of this customer's programs is expected to negatively affect comparative sales to this customer by as much as $19 million in the Company's fiscal 2015, substantially all of which will be realized during the first half of that year.

Gross margin on Medical sales decreased to 15.5% from 16.5% for the three months ended June 30, 2014 and 2013, respectively. This decrease in margin percentage on Medical sales primarily reflects the negative effect of fixed overhead costs on lower sales, partially offset by certain favorable product mix between the two periods.

Selling and administrative expenses relating to the Medical segment were $3.1 million for the three months ended June 30, 2014 compared to $2.1 million for the three months ended June 30, 2014, primarily reflecting incremental direct and allocated expenses related to Aubrey and Onyx operations. Amortization of intangible assets was $0.5 million and $0.6 million for the three months ended June 30, 2014 and 2013, respectively. The Medical segment reported operating income of $2.5 million and $4.7 million for each of the quarters ended June 30, 2014 and 2013 respectively.
Full Year Results

Included in the results for the Company’s Medical segment for the year ended June 30, 2014 are net sales of approximately $57.6 million resulting from the acquisitions of Onyx and Aubrey compared to $31.2 million in net sales from the acquisition of Onyx in the prior year. Excluding the $26.4 million in incremental sales from the acquisitions of Onyx and Aubrey, legacy Medical sales decreased approximately $10.6 million, or 9%, for the year ended June 30. 2014 as compared to the prior year. This comparative decrease primarily reflects the rebalancing of Fenwal's program engagements with the Company that began in the Company's fiscal 2014 third quarter.

Gross margin on Medical sales increased to 15.5% from 14.5% for the year ended June 30, 2014 and 2013, respectively. This increase in margin percentage on Medical sales primarily reflects certain favorable product mix between the two years, partially offset by the negative effect of fixed overhead costs on lower sales.

Selling and administrative expenses relating to the Medical segment were $10.5 million for the year ended June 30, 2014 compared to $8.1 million for the year ended June 30, 2013, primarily reflecting incremental direct and allocated expenses related to Aubrey and Onyx operations. Amortization of intangible assets was $2.1 million and $1.6 million for the years ended June 30, 2014 and 2013, respectively. The Medical segment reported operating income of $12.6 million for the year ended June 30, 2014 compared to reported operating income of $11.6 million and adjusted operating income of $12.2 million for the year ended June 30, 2013.

Complex Systems (“CS”)

Fourth Quarter Results
Included in the results for the Company’s Complex Systems segment for the three months ended June 30, 2014 are net sales of approximately $7.5 million resulting from the acquisitions of Creonix and Beckwood compared to $0.3 million in net sales from Creonix in the prior year. Excluding these $7.2 million in incremental sales and an increase in intercompany sales of $0.2 million, CS sales to legacy external customers for the three months ended June 30, 2014 decreased $2.2 million, or 17%, as compared with the same quarter last year. This comparative decrease primarily reflects customer design related delays with two customers in the current year quarter.
Gross margin on CS sales increased to 12.7% for the three months ended June 30, 2014 compared to 11.1% for the three months ended June 30, 2013, primarily reflecting favorable product mix between the comparative periods.
Selling and administrative expenses relating to the CS segment were $1.2 million and $0.7 million for the three months ended June 30, 2014 and 2013, respectively, primarily due to the inclusion of operating expenses of Creonix and Beckwood. Amortization of intangible assets was $0.5 million for the three months ended June 30, 2014 due to the acquisitions of Creonix and Beckwood. CS reported operating income of $1.3 million for the quarter ended June 30, 2014 compared to operating income of $1.2 million in the prior year quarter.

Full Year Results
Included in the results for the Company’s Complex Systems segment for the year ended June 30, 2014 are net sales of approximately $20.2 million resulting from the acquisitions of Creonix and Beckwood compared to $0.3 million in net sales from Creonix in the prior year. Excluding these $19.9 million in incremental sales and an increase in intercompany sales of $0.4 million, CS sales to legacy external customers for the year ended June 30, 2014 increased $2.2 million, or 5%, as compared with the prior year.

The gross margin percentage on CS sales increased to 11.1% for the year ended June 30, 2014 compared to 10.5% for the year ended June 30, 2013, primarily reflecting increased capacity utilization and favorable product mix between the comparative years.
Selling and administrative expenses relating to the CS segment were $3.9 million and $2.8 million for the years ended June 30, 2014 and 2013, respectively, primarily due to the inclusion of operating expenses of Creonix and Beckwood. Amortization of intangible assets was $1.0 million for the year ended June 30, 2014 due to the acquisitions of Creonix and Beckwood. CS reported operating income of $4.1 million for the year ended June 30, 2014 compared to operating income of $3.6 million in the prior year. CS adjusted operating income was $4.4 million compared to adjusted operating income of $3.6 million in the prior year.
Defense & Security Systems (“DSS”)
Fourth Quarter Results

Included in the results for the Company’s Defense and Security Systems segment for the three months ended June 30, 2014 are net sales of approximately $5.0 million resulting from the acquisition of Aydin. Excluding the fiscal year 2014 incremental sales from the acquisition of Aydin, DSS legacy sales increased approximately $7.7 million, or 33%, in the three months ended June 30, 2014 as compared with the same quarter last year, reflecting increased sonobuoy sales to the U.S. Navy and foreign governments, as well as increased U.S Navy engineering sales.

Gross margin percentage on DSS sales increased to 32.7% for the three months ended June 30, 2014 compared to 24.7% for the three months ended June 30, 2013. Gross margin percentage was positively affected in the current year quarter by increased volume as well as favorable product mix as compared to the prior year quarter.

Selling and administrative expenses relating to the DSS segment were $2.8 million and $1.4 million for the three months ended June 30, 2014 and 2013, respectively, reflecting incremental expenses related to Aydin operations. The Company incurred $0.2 million and $0.4 million of internally funded research and development expenses in the three months ended June 30, 2014 and 2013, respectively. DSS reported operating income of $9.0 million for the quarter ended June 30, 2014 compared to operating income of $4.0 million in the prior year quarter.
Full Year Results

Included in the results for the Company’s Defense and Security Systems segment for the year ended June 30, 2014 are net sales of approximately $14.3 million resulting from the acquisition of Aydin. Excluding the fiscal year 2014 incremental sales from the acquisition of Aydin, DSS legacy sales increased approximately $19.4 million, or 26%, in the year ended June 30, 2014 as compared with the period last year, reflecting increased sonobuoy sales to the U. S. Navy and foreign governments as well as increased U.S. Navy engineering sales.

Gross margin percentage on DSS sales increased to 27.5% for the year ended June 30, 2014 compared to 23.5% for the year ended June 30, 2013. Gross profit percentage was positively affected in the current year by increased volume as well as favorable product mix as compared to the prior year.

Selling and administrative expenses relating to the DSS segment were $8.7 million and $4.9 million for the years ended June 30, 2014 and 2013, respectively, reflecting incremental expenses related to Aydin operations. The Company incurred $1.2 million and $1.3 million of internally funded research and development expenses in the years ended June 30, 2014 and 2013, respectively. DSS reported operating income of $19.9 million for the year ended June 30, 2014 compared to operating income of $11.5 million in the prior year. DSS adjusted operating income was $20.2 million compared to operating income of $11.5 million in the prior year quarter.
Liquidity and Capital Resources
In June 2014, the Company redeemed all of its $1.6 million remaining Industrial Revenue Bonds outstanding with the State of Ohio. These bonds carried interest rates ranging from 5.00% to 5.45%. As of June 30, 2014, the Company had $41.0 million borrowed and approximately $24 million available under its credit facility and had available cash and cash equivalents of $8.0 million. As of this date, the Company had received performance based payments under U.S. Navy contracts in excess of the funding of production to date under those contracts of $3.2 million. In July 2014, the Company exercised the accordion feature of its Credit Facility increasing lender commitments under the Facility by $35 million to a total of $100 million.

Mr. Wood commented, “As we continue to see an increased number of opportunities, not only in number, but also in size, our remaining credit facility of $59 million provides the Company with the flexibility needed as we continue to pursue strategic acquisitions as part of our growth plan.”
Outlook
Cary Wood concluded, “We continued to experience year-over-year positive growth trends in fiscal 2014, and have on an annual basis since the turnaround was completed in fiscal 2010.  As in prior years, we can see revenue fluctuations within our reporting segments on a quarter-over-quarter basis, but the focus continues to be on managing the overall business to our annual organic growth revenue target of 3-5%. Not only is this focus on the top line with revenue performance, but more importantly, the flow through of that revenue as adjusted EBITDA and, ultimately, earnings per share. We continue to execute our strategic growth plan to meet our growth expectations by focusing on new business development, internal product research and development, and compatible and complementary acquisitions and are experiencing positive momentum from our new business development process with additional new business wins, increased inclusion of our inertial navigation sensors in key military projects, and engineering wins from the sale of those products.  The acquisition of synergistic entities remains a priority as evidenced by closing three transactions in fiscal 2014, plus one early in fiscal 2015, all of which provides us with further product development and manufacturing capabilities as well as new regional presence in the Northeast and West Coast.  As we enter the new fiscal year, we expect to continue to replace the lost revenue from the Fenal rebalancing, and we expect to realize continued year-over-year EPS growth in fiscal 2015.”
Conference Call
Sparton will host a conference call with investors and analysts on September 10, 2014 at 10:00 a.m. CDT/11:00 a.m. EDT to discuss its fiscal year 2014 fourth quarter financial results, provide a general business update, and respond to investor questions. To participate, callers should dial (800) 926-4425. Participants should dial in at least 15 minutes prior to the start of the call. A Web presentation link is also available for the conference call: https://www.livemeeting.com/cc/gc_min_pro_usa/join?id=4RSNBJ&role=attend
Investors and financial analysts are invited to ask questions after the presentation is made. The presentation and a replay of the call will be available on Sparton’s Web site: http://www.sparton.com in the “Investor Relations” section for up to two years after the conference call.
Non-GAAP Financial Measures
In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), Sparton Corporation has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain expenses and income, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate or add certain items of expense and income from cost of goods sold, total operating expense, other income (expense) and provision for (benefit from) income taxes. Management believes that this presentation is helpful to investors in evaluating the current operational and financial performance of our business and facilitates comparisons to historical results of operations. Management discloses this information along with a reconciliation of the comparable GAAP amounts to provide access to the detail and nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and impairment charges as well as certain gains on sales of assets, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.
We exclude restructuring/impairment charges, gross profit effects of capitalized profit in inventory from acquisition and acquisition contingency settlement and changes in the liability for future estimated costs for environmental remediation, the related tax effect of these items as well as unusual discrete tax benefits or expense because we believe that they are not related directly to the underlying performance of our fundamental business operations. We exclude these measures when reviewing financial results and for business planning. Although these events are reflected in our GAAP financials, these transactions may limit the comparability of our fundamental operations with prior and future periods.
Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization as adjusted for restructuring/impairment charges, gross profit effects of capitalized profit in inventory from acquisition and acquisition contingency settlement, and charges for changes in the liability for future estimated costs for environmental remediation. The Company believes Adjusted EBITDA is commonly used by financial analysts and others in the industries in which the Company operates and, thus, provides useful information to investors. The Company does not intend, nor should the reader consider, Adjusted EBITDA an alternative to operating income, net income, net cash provided by operating activities or any other items calculated in accordance with GAAP. The Company's definition of Adjusted EBITDA may not be comparable with Adjusted EBITDA as defined by other companies. Accordingly, the measurement has limitations depending on its use.
About Sparton Corporation
Sparton Corporation (NYSE:SPA), now in its 115th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, field service. and refurbishment The primary markets served are Medical & Biotechnology, Military & Aerospace, and Industrial & Commercial. Headquartered in Schaumburg, IL, Sparton currently has nine manufacturing locations and four engineering design centers worldwide. Sparton's Web site may be accessed at www.sparton.com.
Safe Harbor and Fair Disclosure Statement
Certain statements described in this press release are forward-looking statements within the scope of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions. These forward-looking statements reflect Sparton’s current views with respect to future events and are based on currently available financial, economic and competitive data and its current business plans. Actual results could vary materially depending on risks and uncertainties that may affect Sparton’s operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, Sparton’s financial performance and the implementations and results of its ongoing strategic initiatives. For a more detailed discussion of these and other risk factors, see Part I, Item 1A, Risk Factors and Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, in Sparton’s Form 10-K for the year ended June 30, 2014, and its other filings with the Securities and Exchange Commission. Sparton undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SPARTON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share per share amounts)

	June 30, 2014	June 30, 2013
Assets
Current Assets:
Cash and cash equivalents	$8,028	$6,085
Accounts receivable, net of allowance for doubtful accounts of $126 and $61, respectively	48,697	49,572
Inventories and cost of contracts in progress, net	53,372	46,334
Deferred income taxes	3,813	2,951
Prepaid expenses and other current assets	2,654	1,731
Total current assets	116,564	106,673
Property, plant and equipment, net	28,523	28,904
Goodwill	28,189	14,767
Other intangible assets, net	20,041	10,713
Deferred income taxes — non-current	1,192	4,075
Pension asset	44	—
Other non-current assets	4,427	790
Total assets	$198,980	$165,922
Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt	$900	$136
Accounts payable	16,543	19,596
Accrued salaries and wages	7,854	6,329
Accrued health benefits	1,538	1,793
Performance based payments on customer contracts	3,196	20,902
Other accrued expenses	11,090	6,733
Total current liabilities	41,121	55,489
Pension liability — non-current portion	—	274
Long-term debt — non-current portion	40,100	11,403
Environmental remediation — non-current portion	7,644	2,684
Total liabilities	88,865	69,850
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, no par value; 200,000 shares authorized; none issued	—	—
Common stock, $1.25 par value; 15,000,000 shares authorized, 10,129,031 and 10,095,716 shares issued and outstanding, respectively	12,661	12,619
Capital in excess of par value	19,478	18,751
Retained earnings	78,944	65,957
Accumulated other comprehensive loss	(968)	(1,255)
Total shareholders’ equity	110,115	96,072
Total liabilities and shareholders’ equity	$198,980	$165,922

SPARTON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)

	For the Three Months Ended		For the Twelve Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net sales	$93,448	$81,424	$336,139	$264,627
Cost of goods sold	72,592	66,209	271,686	219,192
Gross profit	20,856	15,215	64,453	45,435
Operating Expense:
Selling and administrative expenses	10,559	6,801	35,698	26,451
Internal research and development expenses	165	411	1,169	1,300
Amortization of intangible assets	964	591	3,287	1,575
Restructuring charges	—	55	188	55
EPA Related - net environmental remediation	4,238	—	4,238	—
Other operating (income) expenses	(2)	(3)	(16)	13
Total operating expense, net	15,924	7,855	44,564	29,394
Operating income	4,932	7,360	19,889	16,041
Other income (expense):
Interest expense	(291)	(128)	(838)	(518)
Interest income	7	3	9	102
Other, net	81	272	542	547
Total other income (expense), net	(203)	147	(287)	131
Income before provision for income taxes	4,729	7,507	19,602	16,172
Provision for income taxes	1,758	1,871	6,615	2,702
Net income	$2,971	$5,636	$12,987	$13,470
Income per share of common stock:
Basic	$0.29	$0.55	$1.28	$1.32
Diluted	$0.29	$0.55	$1.28	$1.32
Weighted average shares of common stock outstanding:
Basic	10,127,638	10,178,712	10,109,915	10,193,530
Diluted	10,150,641	10,203,801	10,141,395	10,228,687

SPARTON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	For the year ended June 30,
	2014	2013
Cash Flows from Operating Activities:
Net income	$12,987	$13,470
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,700	3,186
Amortization of intangible assets	3,423	1,575
Deferred income tax expense (benefit)	(976)	(159)
Stock-based compensation expense	1,662	1,128
EPA related - net environmental remediation	4,238	—
Gross profit effect of capitalized profit in inventory from acquisition	337	566
Gain on sale of investment	—	—
Excess tax benefit from stock-based compensation	(522)	(211)
Other	247	112
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	4,886	(12,318)
Inventories and cost of contracts in progress	1,484	(1,491)
Prepaid expenses and other assets	419	452
Performance based payments on customer contracts	(17,706)	(4,165)
Accounts payable and accrued expenses	(2,728)	789
Net cash provided by operating activities	12,451	2,934
Cash Flows from Investing Activities:
Purchase of Onyx	—	(45,438)
Purchase of certain assets of Creonix	105	(2,100)
Purchase of certain assets and liabilities of Aydin Displays	(15,502)	—
Purchase of Beckwood	(15,346)	—
Purchase of Aubrey, net of acquired cash	(4,817)	—
Purchases of property, plant and equipment	(3,501)	(3,872)
Proceeds from sale of property, plant and equipment	69	275
Proceeds from sale of investment	—	—
Net cash used in investing activities	(38,992)	(51,135)
Cash Flows from Financing Activities:
Borrowings of long-term debt	70,000	39,000
Repayments of long-term debt	(40,623)	(29,140)
Payment of debt financing costs	—	(555)
Repurchase of stock	(1,559)	(2,360)
Proceeds from the exercise of stock options	144	180
Excess tax benefit from stock-based compensation	522	211
Net cash provided by (used in) financing activities	28,484	7,336
Net increase (decrease) in cash and cash equivalents	1,943	(40,865)
Cash and cash equivalents at beginning of year	6,085	46,950
Cash and cash equivalents at end of year	$8,028	$6,085
Supplemental disclosure of cash flow information:
Cash paid for interest	$631	$415
Cash paid for income taxes	$7,065	$2,525
Supplemental disclosure of non-cash investing activities:
Accounts receivable recognized in relation to purchase consideration adjustment	$252	$302

SPARTON CORPORATION AND SUBSIDIARIES
SELECT SEGMENT INFORMATION
(UNAUDITED)
(Dollars in thousands)
Net sales:

	For the Three Months Ended June 30,			For the Year Ended June 30,
SEGMENT	2014	2013	% Chg	2014	2013	% Chg
Medical	$39,109	$44,871	(12.8)%	$162,648	$146,873	10.7%
CS	22,987	17,761	29.4	83,119	60,649	37.0
DSS	36,310	23,580	54.0	109,134	75,430	44.7
Eliminations	(4,958)	(4,788)	3.6	(18,762)	(18,325)	2.4
Totals	$93,448	$81,424	14.8	$336,139	$264,627	27.0
Gross profit:

	For the Three Months Ended June 30,				For the Year Ended June 30,
SEGMENT	2014	GP %	2013	GP %	2014	GP %	2013	GP %
Medical	$6,056	15.5%	$7,410	16.5%	$25,190	15.5%	$21,287	14.5%
CS	2,930	12.7	1,974	11.1	9,230	11.1	6,388	10.5
DSS	11,870	32.7	5,831	24.7	30,033	27.5	17,760	23.5
Totals	$20,856	22.3	$15,215	18.7	$64,453	19.2	$45,435	17.2
Adjusted gross profit:

	For the Three Months Ended June 30,				For the Year Ended June 30,
SEGMENT	2014	GP %	2013	GP %	2014	GP %	2013	GP %
Medical	$6,056	15.5%	$7,410	16.5%	$25,190	15.5%	$21,853	14.9%
CS	2,930	12.7	1,974	11.1	9,297	11.2	6,388	10.5
DSS	11,951	32.9	5,831	24.7	30,303	27.8	17,760	23.5
Totals	$20,937	22.4	$15,215	18.7	$64,790	19.3	$46,001	17.4
Operating income:

	For the Three Months Ended June 30,				For the Year Ended June 30,
SEGMENT	2014	% of Sales	2013	% of Sales	2014	% of Sales	2013	% of Sales
Medical	$2,489	6.4%	$4,694	10.5%	$12,561	7.7%	$11,602	7.9%
CS	1,256	5.5	1,187	6.7	4,106	4.9	3,553	5.9
DSS	8,957	24.7	4,019	17.0	19,943	18.3	11,525	15.3
Other Unallocated	(7,770)		(2,540)	—	(16,721)		(10,639)	—
Totals	$4,932	5.3	$7,360	9.0	$19,889	5.9	$16,041	6.1
Adjusted operating income:

	For the Three Months Ended June 30,				For the Year Ended June 30,
SEGMENT	2014	% of Sales	2013	% of Sales	2014	% of Sales	2013	% of Sales
Medical	$2,489	6.4%	$4,694	10.5%	$12,561	7.7%	$12,168	8.3%
CS	1,256	5.5	1,242	7.0	4,361	5.2	3,608	5.9
DSS	9,038	24.9	4,019	17.0	20,213	18.5	11,525	15.3
Other Unallocated	(3,532)		(2,540)	—	(12,483)		(10,639)	—
Totals	$9,251	9.9	$7,415	9.1	$24,652	7.3	$16,662	6.3

SPARTON CORPORATION AND SUBSIDIARIES
RECONCILIATON OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(Dollars in thousands, except share data)

	For the Three Months Ended June 30, 2014			For the Three Months Ended June 30, 2013
	GAAP	Non-GAAP Adjustment	Adjusted	GAAP	Non-GAAP Adjustment	Adjusted
Net sales	$93,448	$—	$93,448	$81,424	$—	$81,424
Cost of goods sold	72,592	(81)	72,511	66,209	—	66,209
Gross profit	20,856	81	20,937	15,215	—	15,215
Operating Expense:
Selling and administrative expenses	10,559	—	10,559	6,801	—	6,801
Internal research and development expenses	165	—	165	411	—	411
Amortization of intangible assets	964	—	964	591	—	591
EPA related - net environmental remediation	4,238	(4,238)	—	—	—	—
Restructuring charges	—	—	—	55	(55)	—
Other operating (income) expenses	(2)	—	(2)	(3)	—	(3)
Total operating expense, net	15,924	(4,238)	11,686	7,855	(55)	7,800
Operating income	4,932	4,319	9,251	7,360	55	7,415
Other income (expense):
Interest expense	(291)	—	(291)	(128)	—	(128)
Interest income	7	—	7	3	—	3
Other, net	81	—	81	272	—	272
Total other income (expense), net	(203)	—	(203)	147	—	147
Income before provision for income taxes	4,729	4,319	9,048	7,507	55	7,562
Provision for income taxes	1,758	1,592	3,350	1,871	19	1,890
Net income	$2,971	$2,727	$5,698	$5,636	$36	$5,672
Income per share of common stock:
Basic	$0.29		$0.56	$0.55		$0.56
Diluted	$0.29		$0.56	$0.55		$0.56
Weighted average shares of common stock outstanding:
Basic	10,127,638		10,127,638	10,178,712		10,178,712
Diluted	10,150,641		10,150,641	10,203,801		10,203,801

SPARTON CORPORATION AND SUBSIDIARIES
RECONCILIATON OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(Dollars in thousands, except share data)

	For the Year Ended June 30, 2014			For the Year Ended June 30, 2013
	GAAP	Non-GAAP Adjustment	Adjusted	GAAP	Non-GAAP Adjustment	Adjusted
Net sales	$336,139	$—	$336,139	$264,627	$—	$264,627
Cost of goods sold	271,686	(337)	271,349	219,192	(566)	218,626
Gross profit	64,453	337	64,790	45,435	566	46,001
Operating Expense:
Selling and administrative expenses	35,698	—	35,698	26,451	—	26,451
Internal research and development expenses	1,169	—	1,169	1,300	—	1,300
Amortization of intangible assets	3,287	—	3,287	1,575	—	1,575
EPA related - net environmental remediation	4,238	(4,238)	—	—	—	—
Restructuring charges	188	(188)	—	55	(55)	—
Other operating (income) expenses	(16)	—	(16)	13	—	13
Total operating expense, net	44,564	(4,426)	40,138	29,394	(55)	29,339
Operating income	19,889	4,763	24,652	16,041	621	16,662
Other income (expense):
Interest expense	(838)	—	(838)	(518)	—	(518)
Interest income	9	—	9	102	—	102
Other, net	542	—	542	547	—	547
Total other income (expense), net	(287)	—	(287)	131	—	131
Income before provision for income taxes	19,602	4,763	24,365	16,172	621	16,793
Provision for income taxes	6,615	1,737	8,352	2,702	2,274	4,976
Net income	$12,987	$3,026	$16,013	$13,470	$(1,653)	$11,817
Income per share of common stock:
Basic	$1.28		$1.58	$1.32		$1.16
Diluted	$1.28		$1.58	$1.32		$1.16
Weighted average shares of common stock outstanding:
Basic	10,109,915		10,109,915	10,193,530		10,193,530
Diluted	10,141,395		10,141,395	10,228,687		10,228,687

SPARTON CORPORATION AND SUBSIDIARIES
RECONCILIATON OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(Dollars in thousands)

	For the Three Months Ended		For the Year Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net income	$2,971	$5,636	$12,987	$13,470
Interest expense	291	128	838	518
Interest income	(7)	(3)	(9)	(102)
Provision for income taxes	1,758	1,871	6,615	2,702
Depreciation and amortization	2,213	1,725	8,123	4,761
Restructuring/impairment charges	—	55	188	55
EPA related - net environmental remediation	4,238		4,238
Gross profit effect of capitalized profit in inventory from acquisition	81	—	337	566
Adjusted EBITDA	$11,545	$9,412	$33,317	$21,970

SPARTON CORPORATION AND SUBSIDIARIES
RECONCILIATON OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(Dollars in thousands)

	For the Three Months Ended June 30, 2014
	Medical	CS	DSS	Other Unallocated	Total
Gross profit	$6,056	$2,930	$11,870	$—	$20,856
Gross profit effect of capitalized profit in inventory from acquisition	—	—	81	—	81
Adjusted gross profit	$6,056	$2,930	$11,951	$—	$20,937

	For the Three Months Ended June 30, 2013
	Medical	CS	DSS	Other Unallocated	Total
Gross profit	$7,410	$1,974	$5,831	$—	$15,215
	—	—	—	—	—
Adjusted gross profit	$7,410	$1,974	$5,831	$—	$15,215

	For the Year Ended June 30, 2014
	Medical	CS	DSS	Other Unallocated	Total
Gross profit	$25,190	$9,230	$30,033	$—	$64,453
Gross profit effect of capitalized profit in inventory from acquisition	—	67	270	—	337
Adjusted gross profit	$25,190	$9,297	$30,303	$—	$64,790

	For the Year Ended June 30, 2013
	Medical	CS	DSS	Other Unallocated	Total
Gross profit	$21,287	$6,388	$17,760	$—	$45,435
Gross profit effect of capitalized profit in inventory from acquisition	566	—	—	—	566
Adjusted gross profit	$21,853	$6,388	$17,760	$—	$46,001

SPARTON CORPORATION AND SUBSIDIARIES
RECONCILIATON OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(Dollars in thousands)

	For the Three Months Ended June 30, 2014
	Medical	CS	DSS	Other Unallocated	Total
Operating income (loss)	$2,489	$1,256	$8,957	$(7,770)	$4,932
Gross profit effect of capitalized profit in inventory from acquisition	—	—	81	—	81
EPA related - net environmental remediation				4,238	4,238
Adjusted operating income (loss)	$2,489	$1,256	$9,038	$(3,532)	$9,251

Depreciation/amortization	$1,194	$668	$244	$107	$2,213

	For the Three Months Ended June 30, 2013
	Medical	CS	DSS	Other Unallocated	Total
Operating income (loss)	$4,694	$1,187	$4,019	$(2,540)	$7,360
Gross profit effect of capitalized profit in inventory from acquisition	—	—	—	—	—
Restructuring Expense		55			55
Adjusted operating income (loss)	$4,694	$1,242	$4,019	$(2,540)	$7,415

Depreciation/amortization	$1,269	$206	$172	$78	$1,725

	For the Year Ended June 30, 2014
	Medical	CS	DSS	Other Unallocated	Total
Operating income (loss)	$12,561	$4,106	$19,943	$(16,721)	$19,889
Gross profit effect of capitalized profit in inventory from acquisition	—	67	270	—	337
Restructuring expense	—	188	—	—	188
EPA related - net environmental remediation				4,238	4,238
Adjusted operating income (loss)	$12,561	$4,361	$20,213	$(12,483)	$24,652

Depreciation/amortization	$4,820	$1,756	$1,149	$398	$8,123

	For the Year Ended June 30, 2013
	Medical	CS	DSS	Other Unallocated	Total
Operating income (loss)	$11,602	$3,553	$11,525	$(10,639)	$16,041
Gross profit effect of capitalized profit in inventory from acquisition	566	—	—	—	566
Restructuring Expense		55			55
Adjusted operating income (loss)	$12,168	$3,608	$11,525	$(10,639)	$16,662

Depreciation/amortization	$3,258	$645	$626	$232	$4,761